EXHIBIT 99

FOR IMMEDIATE RELEASE

eUniverse Announces Notification of Additional Deficiency from Nasdaq

Los Angeles—July 7, 2003— eUniverse, Inc. (NASDAQ: EUNI) (the “Company”) announced today that on July 2, 2003, the Company received notice of an additional listing deficiency from Nasdaq indicating that the Company has failed to comply with the filing requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(C)(14). This notification of additional listing deficiency arises out of the Company’s delayed filing of its fiscal year 2003 annual report on Form 10-K, as described in the Company’s press release of July 1, 2003. The Company has already requested a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) to review the Nasdaq Staff determination that is the subject of the Company’s press release dated June 20, 2003. The Company’s hearing before the Panel is scheduled for July 31, 2003, at which time the Panel will also review eUniverse’s Form 10-K filing delinquency. There can be no assurance that the Panel will grant the Company’s request for continued listing. As a result of the Company’s filing delinquency, a fifth character “E” has been appended to the Company’s trading symbol, reflecting the Nasdaq convention for companies making delayed public filings.

About eUniverse

eUniverse, Inc. (www.euniverse.com) is an entertainment network that provides value-added content, goods and services to consumers worldwide. The company’s many popular destination Web sites attract millions of subscribers, who purchase entertainment, lifestyle and health-related content and products from eUniverse. The company’s network includes Flowgo (www.flowgo.com), the largest entertainment Web site according to Nielsen/NetRatings; comedy site MadBlast (www.madblast.com); dating site Cupid Junction (www.cupidjunction.com); and one of the largest e-mail newsletter networks, delivering content to more than 60 million subscribers with such titles as Infobeat, IntelligentX and GossipFlash.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements” which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “should,” “anticipates” or “forecasts” or the negative thereof. Such statements are subject to certain risks, uncertainties and assumptions about our business. No assurances can be given that the future results covered by such forward-looking statements will be achieved. The factors which could cause actual results to differ materially from those suggested by any such statements include, but are not limited to, the Company’s internal review of its historical financial statements, the audit committee’s investigations or the audit, uncovering additional issues or issues different from those described above. The preceding matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results covered in such forward-looking statements.